Exhibit 99.1

Royal Gold Reports Strong Fourth Quarter and Full Year 2023 Operating and Financial Results

DENVER, COLORADO. FEBRUARY 14, 2024: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $239.4 million, or $3.63 per share, for the year ended December 31, 2023, on revenue of $605.7 million and operating cash flow of $415.8 million. Adjusted net income[1] was $232.9 million, or $3.53 per share.

For the quarter ended December 31, 2023 (“fourth quarter”), we reported net income of $62.8 million, or $0.95 per share, on revenue of $152.7 million and operating cash flow of $101.1 million.

Sales volume for 2023 at metal prices used to provide GEO[2] guidance was 315,600 GEOs[3], slightly below the low end of the previously-issued guidance range of 320,000 to 345,000 GEOs, and in line with the range of expectations we provided with our third quarter 2023 results. At actual 2023 metal prices, sales volume was approximately 312,100 GEOs.

“We finished 2023 on a strong note with solid financial results in the fourth quarter,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “We took advantage of our strong cash flow during the year to repay debt and build our liquidity to be well-positioned for new acquisition opportunities that meet our investment criteria. We also kept our focus on increasing our return of capital to shareholders and we raised our dividend for the 23rd consecutive year, which remains an unparalleled record in the precious metals sector.”

“While we anticipate issuing 2024 guidance in April for our total portfolio, we are expecting to see continued revenue growth from our newest producers, Bellevue and King of the Hills, as those operations continue to ramp-up,” continued Mr. Heissenbuttel, “and we expect new revenue from several development projects as they transition to production, including Goldrush, Mara Rosa, Côté Gold and Manh Choh.”

2023 Highlights:

●
Solid financial results with revenue of $605.7 million, operating cash flow of $415.8 million and earnings of $239.4 million
●
Revenue split: 76% gold, 12% silver, 9% copper
●
Sales volume of 312,100 GEOs[2,3]
●
Sustained high adjusted EBITDA margin[1] of 79%
●
Debt reduced by $325 million to $250 million
●
Total available liquidity increased to $845 million
●
Revolving credit facility maturity extended to June 28, 2028
●
Paid $1.50 per share dividend

Fourth Quarter 2023 Highlights:

●
Increased dividend for the 23rd consecutive year to $1.60 per share for 2024, a 7% increase over 2023
●
Repaid $75 million of balance outstanding on revolving credit facility

Recent Portfolio Developments

Principal Property Updates

Notable recent updates as reported by the operators of our Principal Properties include:

Agreement with Centerra that Provides for Mine Life Extension at Mount Milligan

On February 14, 2024, we announced an additional agreement with Centerra Gold Inc. (“Centerra”) with respect to the Mount Milligan mine in British Columbia that will allow an extension of the mine life to 2035 and provide the potential for a future mine life increase. As part of the announcement of the agreement, Centerra described a three-part strategy to further increase the Mount Milligan mine life that includes the completion of a Preliminary Economic Assessment in the first half of 2025 to evaluate mine life extension opportunities, further exploration drilling, and a site optimization program that began in the fourth quarter. Please refer to the press release titled “Royal Gold Announces Additional Agreement with Centerra that Provides for Mine Life Extension at Mount Milligan” for more detail.

Additionally, on February 14, 2024, Centerra provided 2024 production guidance for Mount Milligan of 180,000 to 200,000 ounces of gold and 55 to 65 million pounds of copper.

1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

3 2023 actual volume was approximately 315,600 GEOs at commodity prices used to set 2023 guidance of: $1,825/oz gold, $22.50/oz silver, $3.80/lb copper, $11.50/lb nickel, $0.90/lb lead, and $1.30/lb zinc.

Record of Decision Received at Goldrush and Cortez 2024 Production Forecast Provided by Barrick

On December 11, 2023, Barrick Gold Corporation (“Barrick”) reported that the Record of Decision (“ROD”) approving the plan of operations for the new Goldrush mine in Nevada (part of the Cortez Complex) was issued by the US Bureau of Land Management, approximately 6 months later than Barrick’s initial expectation. Barrick anticipates production to ramp up in 2024 after commissioning of the initial project infrastructure, and has forecasted expected gold production from Goldrush of 130,000 ounces in 2024, growing to approximately 400,000 ounces per year by 2028 (100% basis).

Further, on February 14, 2024, Barrick reported that production at the Cortez Complex in 2024 is expected to be lower in 2024 relative to 2023 primarily due to changes in the Crossroads resource model that are expected to reduce oxide mill feed. Barrick expects this reduction to be partially offset by a higher contribution from Goldrush, although the delay in receiving the ROD during 2023 has pushed some production at Goldrush from 2024 into 2025. Barrick is expecting gold production at the Cortez Complex to be 620,000 to 680,000 ounces in 2024 (100% basis).

Update on Ramp-Up of Plant Expansion with Further Deferral of Silver Deliveries at Pueblo Viejo

On February 14, 2024, Barrick provided an update on the plant expansion and mine life extension project at Pueblo Viejo. According to Barrick, construction and commissioning activities for the plant expansion were substantially completed by the end of 2023. Reconstruction of the ore stockpile feed conveyor is underway after a failure reported in the fourth quarter, and Barrick now expects this reconstruction to be completed in the second quarter of 2024, which will allow the plant to reach full throughput. Barrick further reported that the focus during the first quarter of 2024 will be on the continued stability and optimization of the flotation circuit. With respect to to the mine life extension project, Barrick reported that the technical and social studies for additional tailings storage capacity at the El Naranjo facility continued to advance as planned. Geotechnical drilling and site investigations are ongoing and continue to support the feasibility study, due for completion in the third quarter of 2024.

Silver stream deliveries were approximately 223,000 ounces for the fourth quarter compared to 337,900 ounces for the prior year quarter, and an additional 165,400 ounces of silver deliveries were deferred during the current period. As of December 31, 2023, approximately 854,000 ounces remain deferred, and the timing for the delivery of the entire deferred amount is uncertain. We expect that silver recoveries could remain highly variable and material deliveries of deferred silver ounces are not expected until the plant expansion is complete and is running at full production levels.

Barrick is expecting its share of gold production at Pueblo Viejo to be 420,000 to 490,000 ounces in 2024 (60% basis).

Production for 2024 Expected to Remain in Line with 2023 at Andacollo

On January 16, 2024, Teck Resources Limited (“Teck”) reported that the Andacollo mine in Chile continues to face extreme drought conditions, causing water restrictions which impact production, and Teck expects 2024 copper production to be similar to 2023. According to Teck, steps are being taken to mitigate these risks, with a solution likely to be in place in 2025. As a result, and with the benefit of higher grade ore, copper production is expected to increase between 2025 and 2027, compared to 2024. Gold and copper grades are relatively well correlated at Andacollo and gold production tends to track copper production.

Announcement of Change in Ownership of Khoemacau

On November 21, 2023, Khoemacau Copper Mining (“KCM”), the owner of the Khoemacau mine in Botswana, announced that the shareholders of its parent company, Cuprous Capital Ltd (“Cuprous”), had entered into a share purchase agreement with MMG Limited (“MMG”), whereby MMG will acquire all the issued share capital of Cuprous. MMG is a large and well-capitalized base metal mining company listed on the Stock Exchange of Hong Kong, with operations and projects in Australia, the Democratic Republic of the Congo, Peru and Canada. MMG has reported that the parties have agreed to work towards completion of the transaction in the first quarter of 2024.

During development of Khoemacau, Royal Gold made available a $25 million subordinated debt facility to KCM which is repayable at Royal Gold’s option upon the occurrence of certain events, including a change of control. Including capitalized interest, the amount owing under this facility was approximately $35.7 million as of December 31, 2023.

Other Property Updates

Notable recent updates as reported by the operators of other select portfolio assets include:

Producing Properties

Bellevue (2% NSR royalty): Bellevue Gold Limited (“Bellevue”) announced on January 29, 2024, that the processing plant achieved nameplate capacity of 1 million tonnes per year for December, and production ramp-up is progressing at the Bellevue Gold Project in Western Australia. With plant commissioning completed, Bellevue has provided gold production guidance of 75,000-85,000 ounces for the first six months of 2024.

King of the Hills (1.5% NSR royalty): On January 31, 2024, Red 5 Limited reported continued strong performance at the King of the Hills mine in Western Australia, with record crushing and milling performance in December resulting in annualized mill throughput exceeding the 5.5 million tonnes per year nameplate capacity.

Rainy River (6.5% gold stream, 60% silver stream): On February 8, 2024, New Gold Inc. (“New Gold”) provided gold production guidance for the Rainy River mine in Ontario that indicates an increasing production profile over the next three years, with expected production of 250,000 to 280,000 ounces in 2024, 295,000 to 335,000 ounces in 2025 and 315,000 to 355,000 ounces in 2026. Additionally, New Gold expects exploration at Rainy River to prioritize near-surface opportunities for open pit extraction, underground targets downplunge of the current ore zones for potential resource and reserve growth, as well as potential new underground zones accessed from new underground infrastructure.

Development and Evaluation Properties

Back River (1.95% GSR royalty on the Goose Project): On January 23, 2024, B2Gold Corp. (“B2Gold”) reported that construction of the Goose Project in the Back River Gold District in Nunavut is progressing on track with the first gold pour on schedule for the first quarter of 2025. B2Gold expects gold production in 2025 of 220,000 to 260,000 ounces, and approximately 300,000 ounces per year over the first 5 years of operation. B2Gold also reported that $28 million is budgeted for exploration at the Back River Gold District in 2024, which includes 25,000 meters of drilling to target extensions of the Llama and Umwelt deposits, the largest and highest grade resources at the Goose Project. Further, B2Gold expects to finalize an updated life of mine plan for the Goose Project in the first quarter of 2024.

Côté Gold (1% NSR royalty): IAMGOLD Corporation reported on January 23, 2024, that commissioning activities at the Côté Gold Project are progressing and that initial production remains on track for March, 2024.

Great Bear (2% NSR royalty): Kinross Gold Corporation (“Kinross”) provided an update on activity at the Great Bear Project in Ontario on February 14, 2024. Kinross reported that the exploration program continues to make excellent progress, execution planning for the advanced exploration program is well underway, and permitting continues to advance on plan. Kinross expects to provide the results of a PEA in the second half of 2024.

Mara Rosa (1.0% NSR and 1.75% NSR royalties): On January 24, 2024, Hochschild Mining PLC (“Hochschild”) reported that construction and commissioning of the Mara Rosa Project in Brazil is in the final stages with the first gold pour expected in February, 2024. Hochschild expects gold production of 83,000 to 93,000 ounces in 2024.

Manh Choh (3% NSR royalty and 28% NSR royalty on silver): According to Kinross, the operator and 70% owner of the Manh Choh Project in Alaska, as of February 14, 2024, construction is essentially complete and first production is on schedule for the second half of 2024. Kinross expects total production at Manh Choh on a 100% basis to be approximately 900,000 gold equivalent ounces over a 4-5 year mine life.

2023 Overview

For the year ended December 31, 2023, we recorded net income and comprehensive income attributable to Royal Gold stockholders (“net income”) of $239.4 million, or $3.64 per basic share and $3.63 per diluted share, as compared to net income of $239.0 million, or $3.64 per basic share and $3.63 per diluted share, for the year ended December 31, 2022.

For the year ended December 31, 2023, we recognized total revenue of $605.7 million, which is comprised of stream revenue of $418.3 million and royalty revenue of $187.4 million, at an average gold price of $1,941 per ounce, an average silver price of $23.35 per ounce and an average copper price of $3.85 per pound, compared to total revenue of $603.2 million, which is comprised of stream revenue of $417.8 million and royalty revenue of $185.4 million, at an average gold price of $1,800 per ounce, an average silver price of $21.73 per ounce and an average copper price of $3.99 per pound, for the year ended December 31, 2022.

The increase in our total revenue for the year ended December 31, 2023, compared with the year ended December 31, 2022, resulted primarily from higher gold and silver prices when compared to the prior year. Lower sales compared to the prior year due to lower gold and copper sales at Mount Milligan, lower production from Pueblo Viejo and the impact of the approximate 4 month suspension of operations at Peñasquito commencing in June, 2023, due to a labor strike, were partially offset by higher gold production at the Cortez Legacy Zone and the new Cortez royalties acquired in 2022.

Cost of sales, which excludes depreciation, depletion and amortization (“DD&A”), decreased to $90.5 million for the year ended December 31, 2023, from $94.6 million for the year ended December 31, 2022. The decrease was primarily due to lower gold and copper sales at Mount Milligan and lower gold and silver sales at Pueblo Viejo when compared to the prior year. This decrease was partially offset by higher silver sales at Khoemacau when compared to the prior year. Cost of sales, which excludes depreciation, depletion and amortization, is specific to our stream agreements and is the result of our purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for our other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs increased to $39.8 million for the year ended December 31, 2023, from $34.6 million for the year ended December 31, 2022. The increase was primarily due to higher corporate costs and an increase in non-cash stock compensation expense.

DD&A decreased to $164.9 million for the year ended December 31, 2023, from $178.9 million for the year ended December 31, 2022. The decrease was primarily due to lower depletion rates at Pueblo Viejo as a result of proven and probable mineral reserve increases when compared to the prior year. The decrease was partially offset by higher depletion expense at Khoemacau due to the ramp-up of production in 2023 and additional depletion from the newly acquired royalties at Cortez in 2022.

There were no impairment charges on any of our stream or royalty interests for the year ended December 31, 2023. During the year ended December 31, 2022, we recognized an impairment loss of $4.3 million on the carrying value of a non-principal exploration stage royalty due to new legal information received.

Interest and other expense increased to $30.9 million for the year ended December 31, 2023, from $17.2 million for the year ended December 31, 2022. The increase in the current period was primarily attributable to higher interest expense as a result of higher interest rates when compared to the prior period.

Income tax expense was $42.0 million for the year ended December 31, 2023, as compared to $32.9 million for the year ended December 31, 2022, which resulted in an effective tax rate of 14.9% in the current period and 12.1% in the prior period. The effective tax rates for the years ended December 31, 2023 and 2022, were primarily impacted by the release of valuation allowances on certain foreign deferred tax assets.

Net cash provided by operating activities totaled $415.8 million for the year ended December 31, 2023, compared to $417.3 million for the year ended December 31, 2022. The decrease was primarily due to higher interest paid on the outstanding revolving credit facility compared to the prior period. This decrease was partially offset by higher proceeds received from our stream and royalty interests, net of cost of sales, compared to the prior period.

Net cash used in investing activities totaled $2.8 million for the year ended December 31, 2023, compared to net cash used in investing activities of $922.9 million for the year ended December 31, 2022. The decrease over the prior period was primarily due to the new royalty acquisitions during the year ended December 31, 2022.

Net cash used in financing activities totaled $427.4 million for the year ended December 31, 2023, compared to net cash provided by financing activities of $480.6 million for the year ended December 31, 2022. The change was primarily due to an increase in the debt outstanding for the year ended December 31, 2022 of $575 million that was used to fund acquisitions of our new royalty interests at Cortez and the Great Bear Project, and the repayment of $325 million of debt outstanding during the current period.

At December 31, 2023, we had working capital of $95.0 million, including $104.2 million of cash and equivalents. This compares to working capital of $122.2 million, including $118.6 million of cash and equivalents at December 31, 2022. The decrease in our working capital was primarily due to a decrease in our available cash, which resulted from increased debt repayments during the current period.

Fourth Quarter 2023 Overview

In the fourth quarter, we recorded net income of $62.8 million, or $0.95 per basic and diluted share, as compared to net income of $56.4 million, or $0.86 per basic and diluted share, for the quarter ended December 31, 2022. When compared to the prior year quarter, the increase in net income was primarily attributable to lower cost of sales and lower depreciation, depletion and amortization expense, both largely driven by lower metal sales during the current quarter, and the impairment of royalty interests in the prior year quarter. Each of these were partially offset by a decrease in our revenue, as discussed below.

For the fourth quarter, we recognized total revenue of $152.7 million, comprised of stream revenue of $98.3 million and royalty revenue of $54.4 million at an average gold price of $1,971 per ounce, an average silver price of $23.20 per ounce and an average copper price of $3.70 per pound. This is compared to total revenue of $163.0 million for the prior year period, comprised of stream revenue of $108.9 million and royalty revenue of $54.1 million, at an average gold price of $1,726 per ounce, an average silver price of $21.17 per ounce and an average copper price of $3.63 per pound.

The decrease in our total revenue resulted primarily from lower gold and copper sales at Mount Milligan, lower gold and silver sales at Pueblo Viejo and lower royalty revenue at Peñasquito. These decreases were partially offset by higher sales from Andacollo, higher revenue from Cortez, and higher gold and silver prices compared to the prior year quarter.

Cost of sales, which excludes DD&A, decreased to $20.8 million for the fourth quarter, from $25.0 million for the prior year period. The decrease, when compared to the prior year quarter, was primarily due to lower gold and copper sales at Mount Milligan and lower gold and silver sales at Pueblo Viejo. Cost of sales is specific to our stream agreements and is the result of our purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for our other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs increased to $9.7 million for the fourth quarter, from $8.8 million for the prior year period. The increase was primarily due to higher corporate costs and higher non-cash stock compensation expense in the current period.

DD&A decreased to $40.0 million for the fourth quarter, from $49.2 million for the three months ended December 31, 2022. The decrease in the current quarter was primarily due to lower contributions from Mount Milligan and Pueblo Viejo, and lower DD&A rates for Pueblo Viejo in the current period compared to the prior year period.

Interest and other expense was $6.0 million for the fourth quarter, in line with $6.1 million for the prior year period. The current all-in borrowing rate under our revolving credit facility was 6.6% as of December 31, 2023, compared to 5.9% in the prior year period.

For the fourth quarter, we recorded income tax expense of $13.4 million, compared with income tax expense of $12.6 million for the three months ended December 31, 2022. The income tax expense resulted in an effective tax rate of 17.5% in the current period, compared with 18.2% for the three months ended December 31, 2022.

Net cash provided by operating activities totaled $101.1 million for the fourth quarter, compared to $101.0 million for the prior year period.

Net cash used in investing activities was nil for the fourth quarter, compared to $206.4 million for the prior year period. The change was primarily due to the acquisition of a new royalty interest at Cortez in the prior year period.

Net cash used in financing activities totaled $99.8 million for the fourth quarter, compared to net cash provided by financing activities of $101.7 million for the prior year period. The decrease was primarily due to reduced borrowings and repayment of $75 million on our revolving credit facility during the current year period.

Other Corporate Updates

Total Available Liquidity Increases to Approximately $845 Million

On December 6, 2023, Royal Gold repaid $75 million of outstanding borrowings on the $1 billion revolving credit facility, resulting in $250 million outstanding and $750 million available as of December 31, 2023. Total liquidity at the end of the fourth quarter increased to approximately $845 million, which consisted of $95.0 million of working capital and the $750 million undrawn amount available under the revolving credit facility.

Outlook for 2024

We expect stream segment sales of 47,000 to 52,000 GEOs for the quarter ended March 31, 2024, and we expect to issue guidance for 2024 sales, depreciation, depletion and amortization expense, and effective tax rate early in the second quarter of 2024.

Royal Gold has no material additional financing commitments.

Property Highlights

A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the quarters and calendar years ended December 31, 2023 and December 31, 2022. Table 2 shows historial stream metal sales and metal sales attributable to the Company’s royalty interests for the Company’s principal stream and royalty properties. Calendar year 2023 operator production estimates for the Company’s principal stream and royalty properties compared to actual production reported by the operators at these properties can be found on Table 3. Stream segment purchases and sales for the quarters and calendar years ended December 31, 2023 and December 31, 2022 and inventories for December 31, 2023 and December 31, 2022 can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during 2023 compared to 2022 are detailed in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2023, which is expected to be filed with the Securities and Exchange Commission on February 15, 2024.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2023, the Company owned interests on 178 properties on five continents, including interests on 37 producing mines and 22 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Fourth Quarter and 2023 Call Information:

Alistair Baker	Dial-In	844-200-6205 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 646-904-5544 (International)
(720) 554-6995	Access Code:	565180

Note: Management’s conference call reviewing the fourth quarter and full year 2023 results will be held on Thursday,	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

February 15, 2024, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the following: our expected financial performance and outlook, including our first quarter 2024 guidance for stream segment sales of GEOs; operators’ expected operating and financial performance, including production, deliveries, mine plans, environmental and feasibility studies, technical reports, mine facilities, mineral resources and reserves, development, and asset assessments; other expected developments relating to operators, including the anticipated sale of KCM; and the timing of royalty payments and metal deliveries, including deferred amounts at Pueblo Viejo.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, or operational disruptions; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; impact of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our most recent Annual Report on Form 10-K. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely unduly upon this information.

TABLE 1

Revenue by Stream and Royalty Interests for the Fourth Quarter and Calendar Year 2023 and 2022
(In thousands)

			Three Months Ended		Year Ended
			December 31,		December 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2023	2022	2023	2022
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$36,429	$50,947	$158,167	$180,543
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	10,127	8,484	38,794	31,826
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$13,661	$21,631	$76,247	$85,863
Andacollo	Gold	100% of payable gold	13,519	7,782	48,920	47,347
Xavantina	Gold	25% of gold produced	8,199	4,932	25,395	18,427
Africa
Khoemacau	Silver	100% of payable silver	$7,521	$6,145	$34,602	$18,786
Wassa	Gold	10.5% of payable gold	8,238	8,312	32,815	31,152
Prestea and Bogoso	Gold	5.5% of payable gold	604	697	3,340	3,849
Total stream revenue			$98,298	$108,930	$418,280	$417,793
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$1,992	$3,948	$5,309	$14,450
Red Chris	Gold, copper	1.0% NSR	-	-	3,170	3,432
LaRonde Zone 5	Gold	2.0% NSR	591	642	2,461	2,486
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	129	1,012	1,463	4,689
Williams[2]	Gold	0.97% NSR	242	184	(987)	882
Other-Canada	Various	Various	173	48	1,296	1,271
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$22,858	$18,381	$79,920	$47,769
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	4,952	2,790	14,626	2,790
Robinson	Gold, copper	3.0% NSR	3,619	3,358	9,109	11,659
Marigold	Gold	2.0% NSR	2,593	1,439	5,110	6,061
Leeville	Gold	1.8% NSR	2,170	963	5,712	4,004
Wharf	Gold	0.0%-2.0% sliding-scale GSR	1,169	628	3,630	2,485
Goldstrike	Gold	0.9% NSR	495	734	1,575	3,117
Other-United States	Various	Various	751	733	4,008	3,757
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$4,234	$11,397	$17,772	$43,165
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	2,106	2,075	7,981	9,223
El Limon	Gold	3.0% NSR	1,158	1,293	5,280	5,705
Other-Latin America	Various	Various	-	130	456	1,203
Africa
Other-Africa	Various	Various	$-	$-	$-	$316
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$2,006	$1,478	$7,283	$6,172
King of the Hills	Gold	1.5% NSR	1,094	883	4,200	883
Gwalia Deeps	Gold	1.5% NSR	1,044	832	3,726	4,059
Meekatharra	Gold	0.45% or 1.5% NSR and A$10/oz	517	654	2,175	2,952
Bellevue	Gold	2.0% NSR	51	-	51	-
Other-Australia	Various	Various	424	179	1,576	1,606
Europe
Las Cruces	Copper	1.5% NSR (copper)	$-	$269	$535	$1,277
Total royalty revenue			$54,368	$54,050	$187,437	$185,413
Total revenue			$152,666	$162,980	$605,717	$603,206
1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	The Williams royalty revenue was negative for the twelve months ended December 31, 2023, due to a one-time, non-cash accounting adjustment during the quarter ended June 30, 2023, related to past production subject to our royalty interest.

TABLE 2

Historical Stream Metal and Royalty Sales for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Dec. 31, 2023		Sep. 30, 2023		Jun. 30, 2023		Mar. 31, 2023		Dec. 31, 2022
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	14,000	oz	11,300	oz	17,500	oz	15,200	oz	20,200	oz
		18.75% of payable copper	Copper	2.4	Mlb	3.2	Mlb	1.7	Mlb	4.5	Mlb	4.5	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	5,000	oz	6,800	oz	7,400	oz	7,900	oz	8,900	oz
		75% of Barrick's interest in payable silver[3]	Silver	171,100	oz	150,700	oz	362,200	oz	337,900	oz	319,100	oz
Andacollo	Teck	100% of payable gold	Gold	7,000	oz	7,500	oz	4,000	oz	7,000	oz	4,700	oz
Khoemacau	Khoemacau Copper Mining	100% of payable silver	Silver	323,800	oz	386,100	oz	373,000	oz	404,100	oz	307,300	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	111,900	oz	98,800	oz	68,100	oz	117,200	oz	109,200	oz
		0.45%-2.2% GSR on CC Zone[4]	Gold	156,600	oz	120,000	oz	111,500	oz	106,600	oz	114,000	oz
Peñasquito	Newmont Corporation	2.0% NSR	Gold	25,900	oz	-	oz	48,100	oz	55,600	oz	164,300	oz
			Silver	4.6	Moz	-	Moz	6.0	Moz	6.1	Moz	7.1	Moz
			Lead	34.9	Mlb	-	Mlb	35.6	Mlb	36.4	Mlb	40.3	Mlb
			Zinc	33.5	Mlb	-	Mlb	89.7	Mlb	99.2	Mlb	83.5	Mlb

1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4	Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3

Operator’s Estimated and Actual Production

	Calendar Year 2023 Operator's Production			Calendar Year 2023 Operator's Production
	Estimate[1]			Actual[2]
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo[3]	22,000 - 27,000			23,400
Mount Milligan[4]	150,000 - 160,000			154,400
Copper			60 - 70 M			62 M
Pueblo Viejo[5]	470,000 - 520,000	N/A		335,000	N/A
Khoemacau[6]		1.5 - 1.7 M			1.5 M
Royalty:
Cortez[7]	940,000 - 1,060,000			893,000
Peñasquito[8]	N/A	N/A		123,000	13.8 M
Lead			N/A			86 M
Zinc			N/A			180 M

1	Production estimates received from the operators are for calendar 2023. Please refer to our cautionary language regarding forward-looking statements, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2023 through December 31, 2023, unless otherwise noted in footnotes to this table. Such amounts may differ from Royal Gold’s reported revenue and production and are not reduced to show the production attributable to our interests.
3	The estimated and actual production figures shown for Andacollo are contained gold in concentrate. Deliveries to Royal Gold are determined using a fixed gold payability factor of 89%.
4	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate. Deliveries to Royal Gold are determined using a fixed payability factor of 97% for gold and a minimum payability factor of 95% for copper.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick. Barrick did not provide estimated or actual silver production. Deliveries to Royal Gold are determined using fixed payability factors of 99.9% for gold and 99% for silver.
6	The estimated and actual production figures for Khoemacau are payable silver in concentrate. Deliveries to Royal Gold are determined using a fixed silver payability factor of 90%.
7	The estimated and actual production figures for Cortez include the entirety of the Cortez Complex. Barrick reports production from the entirety of the Cortez Complex and does not report production separately for the Legacy Zone and CC Zone. Production estimates for the Legacy Zone are provided to Royal Gold by Barrick and production estimates for 100% of the Cortez Complex are publicly disclosed by Barrick.
8	The gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The lead and zinc production figures shown are payable lead and zinc in concentrate. Actual production figures are for the period January 1, 2023 through September 30, 2023, and no production occurred during the third quarter of 2023 due to the suspension of operations resulting from a strike action on June 7, 2023. Estimated production figures are not available as 2023 production guidance was withdrawn by Newmont on July 20, 2023, due to the suspension of operations.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2023		December 31, 2022		December 31, 2023	December 31, 2022
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	12,600	14,000	16,700	20,200	4,000	5,200
Pueblo Viejo	6,200	5,000	7,900	8,900	6,200	7,900
Andacollo	4,200	7,000	8,400	4,700	800	3,800
Other	12,700	13,100	11,300	12,200	4,200	4,100
Total	35,700	39,100	44,300	46,000	15,200	21,000

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2023		December 31, 2022		December 31, 2023	December 31, 2022
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Khoemacau	375,200	323,800	298,700	307,300	135,300	105,900
Pueblo Viejo	223,000	171,100	337,900	319,100	223,000	337,800
Other	71,700	61,300	68,000	50,100	24,800	17,500
Total	669,800	556,200	704,600	676,500	383,100	461,200

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2023		December 31, 2022		December 31, 2023	December 31, 2022
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.5	2.4	3.6	4.5	—	0.9

	Year Ended		Year Ended
	December 31, 2023		December 31, 2022
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Mount Milligan	56,800	58,000	68,900	67,800
Pueblo Viejo	25,400	27,100	32,500	33,200
Andacollo	22,500	25,500	27,700	26,200
Other	48,600	48,500	44,600	44,300
Total	153,300	159,100	173,700	171,500

	Year Ended		Year Ended
	December 31, 2023		December 31, 2022
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Khoemacau	1,516,400	1,487,000	951,500	887,700
Pueblo Viejo	907,000	1,021,900	1,238,600	1,216,700
Other	277,500	270,100	238,600	225,400
Total	2,700,900	2,779,000	2,428,700	2,329,800

	Year Ended		Year Ended
	December 31, 2023		December 31, 2022
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)
Mount Milligan	10.9	11.8	14.8	14.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	December 31, 2023	December 31, 2022
ASSETS
Cash and equivalents	$104,167	$118,586
Royalty receivables	48,884	49,405
Income tax receivable	2,676	3,066
Stream inventory	9,788	12,656
Prepaid expenses and other	1,911	2,120
Total current assets	167,426	185,833
Stream and royalty interests, net	3,075,574	3,237,402
Other assets	118,057	111,287
Total assets	$3,361,057	$3,534,522
LIABILITIES
Accounts payable	$11,441	$6,686
Dividends payable	26,292	24,627
Income tax payable	15,557	16,065
Other current liabilities	19,132	16,209
Total current liabilities	72,422	63,587
Debt	245,967	571,572
Deferred tax liabilities	134,299	138,156
Other liabilities	7,728	7,738
Total liabilities	460,416	781,053
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,631,760 and 65,592,597 shares outstanding, respectively	656	656
Additional paid-in capital	2,221,039	2,213,123
Accumulated earnings	666,522	527,314
Total Royal Gold stockholders’ equity	2,888,217	2,741,093
Non-controlling interests	12,424	12,376
Total equity	2,900,641	2,753,469
Total liabilities and equity	$3,361,057	$3,534,522

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenue	$152,666	$162,980	$605,717	$603,206
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	20,785	24,972	90,523	94,642
General and administrative	9,741	8,815	39,761	34,612
Production taxes	2,360	2,256	7,294	7,021
Depreciation, depletion and amortization	40,090	49,196	164,937	178,935
Impairment of royalty interests	—	4,287	—	4,287
Total costs and expenses	72,976	89,526	302,515	319,497
Operating income	79,690	73,454	303,202	283,709
Fair value changes in equity securities	25	(282)	(147)	(1,503)
Interest and other income	2,603	2,167	9,952	7,832
Interest and other expense	(5,999)	(6,059)	(30,867)	(17,170)
Income before income taxes	76,319	69,279	282,140	272,868
Income tax expense	(13,356)	(12,579)	(42,008)	(32,926)
Net income and comprehensive income	62,963	56,700	240,132	239,942
Net income and comprehensive income attributable to non-controlling interests	(183)	(327)	(692)	(960)
Net income and comprehensive income attributable to Royal Gold common stockholders	$62,780	$56,373	$239,440	$238,982
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$0.95	$0.86	$3.64	$3.64
Basic weighted average shares outstanding	65,631,760	65,592,597	65,613,002	65,576,995
Diluted earnings per share	$0.95	$0.86	$3.63	$3.63
Diluted weighted average shares outstanding	65,726,890	65,663,227	65,739,110	65,661,748
Cash dividends declared per common share	$0.400	$0.375	$1.525	$1.425

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net income and comprehensive income	$62,963	$56,700	$240,132	$239,942
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	40,090	49,196	164,937	178,935
Non-cash employee stock compensation expense	2,354	1,779	9,696	8,411
Fair value changes in equity securities	(25)	282	147	1,503
Deferred tax (benefit) expense	(458)	(2,079)	(6,469)	(19,836)
Impairment of royalty interests	—	4,287	—	4,287
Other	187	245	779	979
Changes in assets and liabilities:
Royalty receivables	(14,157)	(20,929)	521	4,683
Stream inventory	63	1,034	2,868	(1,049)
Income tax receivable	11,572	11,990	390	1,849
Prepaid expenses and other assets	(1,002)	(835)	(4,369)	(3,908)
Accounts payable	2,816	(646)	4,756	211
Income tax payable	(6,936)	(5,651)	(508)	(3,005)
Other liabilities	3,621	5,653	2,912	4,343
Net cash provided by operating activities	$101,088	$101,026	$415,792	$417,345
Cash flows from investing activities:
Acquisition of stream and royalty interests	—	(206,326)	(2,678)	(922,155)
Other	(2)	(45)	(151)	(721)
Net cash used in investing activities	$(2)	$(206,371)	$(2,829)	$(922,876)
Cash flows from financing activities:
Repayment of debt	(75,000)	(75,000)	(325,000)	(125,000)
Borrowings from revolving credit facility	—	200,000	—	700,000
Net payments from issuance of common stock	(10)	(9)	(1,383)	(1,447)
Common stock dividends	(24,649)	(22,987)	(98,567)	(91,925)
Other	(161)	(311)	(2,432)	(1,062)
Net cash (used in) provided by financing activities	$(99,820)	$101,693	$(427,382)	$480,566
Net increase (decrease) in cash and equivalents	1,266	(3,652)	(14,419)	(24,965)
Cash and equivalents at beginning of period	102,901	122,238	118,586	143,551
Cash and equivalents at end of period	$104,167	$118,586	$104,167	$118,586

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this release or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
(amounts in thousands)	2023	2022	2023	2022
Net income and comprehensive income	$62,963	$56,700	$240,132	$239,942
Depreciation, depletion and amortization	40,090	49,196	164,937	178,935
Non-cash employee stock compensation	2,354	1,779	9,696	8,411
Impairment of royalty interests	—	4,287	—	4,287
Fair value changes in equity securities	(25)	282	147	1,503
Other non-recurring adjustments	—	—	2,440	—
Interest and other, net	3,396	3,893	20,915	9,338
Income tax expense	13,356	12,579	42,008	32,926
Non-controlling interests in operating income of consolidated subsidiaries	(183)	(327)	(692)	(960)
Adjusted EBITDA	$121,951	$128,389	$479,583	$474,382
Net income margin	41%	35%	40%	40%
Adjusted EBITDA margin	80%	79%	79%	79%

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2023	2023	2023	2023
Net income and comprehensive income	$62,963	$49,499	$63,600	$64,071
Depreciation, depletion and amortization	40,090	40,106	38,412	46,328
Non-cash employee stock compensation	2,354	2,763	1,943	2,636
Fair value changes in equity securities	(25)	462	509	(799)
Other non-recurring adjustments	—	—	2,440	—
Interest and other, net	3,396	4,849	5,758	6,912
Income tax expense	13,356	10,752	2,029	15,871
Non-controlling interests in operating income of consolidated subsidiaries	(183)	(162)	(151)	(196)
Adjusted EBITDA	$121,951	$108,269	$114,540	$134,823
Net income margin	41%	36%	44%	38%
Adjusted EBITDA margin	80%	78%	80%	79%

TTM adjusted EBITDA	$479,583

Debt	$245,967
Debt issuance costs	4,033
Cash and equivalents	(104,167)
Net debt	$145,833

Net debt to TTM adjusted EBITDA	0.30x

Cash G&A:

	Three Months Ended		Year Ended
	December 31,		December 31,
(amounts in thousands)	2023	2022	2023	2022
General and administrative expense	$9,741	$8,815	$39,761	$34,612
Non-cash employee stock compensation	(2,354)	(1,779)	(9,696)	(8,411)
Cash G&A	$7,387	$7,036	$30,065	$26,201

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2023	2023	2023	2023
General and administrative expense	$9,741	$9,927	$9,093	$11,000
Non-cash employee stock compensation	(2,354)	(2,763)	(1,943)	(2,636)
Cash G&A	$7,387	$7,164	$7,150	$8,364

TTM cash G&A	$30,065

Adjusted net income and adjusted net income per share:

	Three Months Ended		Year Ended
	December 31,		December 31,
(amounts in thousands, except per share data)	2023	2022	2023	2022
Net income and comprehensive income attributable to Royal Gold common stockholders	$62,780	$56,373	$239,440	$238,982
Fair value changes in equity securities	(25)	282	147	1,503
Impairment of royalty interests	—	4,287	—	4,287
Discrete tax benefits	—	—	(8,462)	(18,755)
Great Bear Royalty acquisition foreign currency loss	—	—	—	2,147
Other non-recurring adjustments	—	—	2,440	—
Tax effect of adjustments	7	(1,211)	(685)	(2,103)
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	$62,762	59,731	$232,880	$226,061

Net income attributable to Royal Gold common stockholders per diluted share	$0.95	$0.86	$3.63	$3.63
Fair value changes in equity securities	—	—	—	0.02
Impairment of royalty interests	—	0.07	—	0.07
Discrete tax benefits	—	—	(0.13)	(0.29)
Great Bear Royalty acquisition foreign currency loss	—	—	—	0.03
Other non-recurring adjustments	—	—	0.04	—
Tax effect of adjustments	—	(0.02)	(0.01)	(0.03)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.95	$0.91	$3.53	$3.43

Free cash flow:

	Three Months Ended		Year Ended
	December 31,		December 31,
(amounts in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$101,088	$101,026	$415,792	$417,345
Acquisition of stream and royalty interests	—	(206,326)	(2,678)	(922,155)
Free cash flow	$101,088	$(105,300)	$413,114	$(504,810)

Net cash used in investing activities	$(2)	$(206,371)	$(2,829)	$(922,876)
Net cash (used in) provided by financing activities	$(99,820)	$101,693	$(427,382)	$480,566

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.